Exhibit 99.1

Cubist Pharmaceuticals Issues Voluntary Nationwide Recall of Nine Lots of CUBICIN (daptomycin for injection) 500 mg in 10 mL single use vials

Following Complaints of Foreign Particulate Matter in Reconstituted Vials

Contacts

CONSUMERS:

Cubist Medical Information

(877) 282-4786

MEDIA:

Julie DiCarlo, (781) 860-8063

Senior Director, Corporate Communications

julie.dicarlo@cubist.com

Lexington, Mass., August 8, 2014 — Cubist Pharmaceuticals, Inc. (NASDAQ: CBST) today announced it is voluntarily recalling nine lots of CUBICIN® (daptomycin for injection) to the user level following complaints of foreign particulate matter in reconstituted vials.

The administration of particulate matter, if present in an intravenous drug, poses a potential safety risk to patients such as a thromboembolism or a life-threatening pulmonary embolism. Other events such as phlebitis, mechanical block of the capillaries or arterioles, activation of platelets or subsequent generation of microthrombi are also possible. Patients with a preexisting condition of trauma or other medical condition that adversely affects the microvascular blood supply are at an increased risk. Administration of a particulate can also lead to formation of granulomas, which represent a protective local inflammatory response to the foreign material. To date, no reports of adverse events have been associated with product complaints of particulate matter from these lots.

CUBICIN is an intravenously administered prescription product indicated for the treatment of skin infections and certain blood stream infections. CUBICIN is supplied in a single-use vial packaged in a carton (refer to www.cubicin.com). CUBICIN was distributed Nationwide to multiple consignees.

Product Description	Lot #	Expiration Date	Ship Dates (MM/DD/YY)
CUBICIN® (daptomycin for injection) 500 mg NDC 67919-011-01; UPC 3 67919-011-01 6	CDC203	DEC 2015	9/2/13 through 9/24/13
	CDC207	JAN 2016	9/16/13 through 10/15/13
	CDC213	FEB 2016	10/1/13 through 10/7/13
	CDC217	MAR 2016	12/2/13 through 12/11/13
	CDC226	APR 2016	7/29/13 through 8/26/13
	CDC234	MAY 2016	8/26/13 through 9/19/13
	CDC235	MAY 2016	9/19/13 through 10/17/13
	CDC243	JUL 2016	10/17/13 through 11/12/13
	CDC246	JUL 2016	11/12/13 through 12/2/13

Cubist is notifying customers by letter and phone.  Anyone with an existing inventory of the product lots listed should determine whether they have product from the recalled lots, quarantine, and discontinue distribution of this recalled lots of the product and call Cubist at (855) 534-8309 between the hours of 9 a.m. to 7 p.m. EDT, Monday through Friday, to arrange for return and replacement of the affected lots.

As noted in the package insert for CUBICIN, parenteral drug products should be carefully inspected visually for particulate matter prior to administration. Healthcare providers should not use any CUBICIN vials containing particulate matter.

Cubist is arranging for return of recalled product. For healthcare professionals and pharmacists with medical questions regarding this recall may contact Cubist Medical Information at (877) 282-4786 between the hours of 8 a.m. to 5:30 p.m. EDT, Monday through Friday.

Adverse events or quality problems experienced with the use of this product may be reported to the FDA’s MedWatch Adverse Events Program either online, by regular mail or by fax.

•                  Complete and submit the report Online: http://www.fda.gov/MedWatch/report.htm

•                  Regular mail or Fax: Download form www.fda.gov/MedWatch/getforms.htm or call 1-800-332-1088 to request a reporting form, then complete and return to the address on the pre-addressed form, or submit by fax to 1-800-FDA-0178.

This recall is being conducted with the knowledge of the U.S. Food and Drug Administration.

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